Exhibit 99.h.i

EXECUTION COPY

TRANSFER AGENCY AND SERVICE AGREEMENT

THIS AGREEMENT is made as of the 1st day of November, 2014, by and between TrimTabs ETF Trust, a Delaware statutory trust (the “Trust,” with each series thereof listed on Appendix A hereto (as such Appendix be amended from time to time), a “Fund”) and THE BANK OF NEW YORK MELLON, a New York corporation authorized to do a banking business having its principal office and place of business at One Wall Street, New York, New York 10286 (the “Bank”).

WHEREAS, the Trust is registered as an open-end management investment company under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Trust and its underwriter will issue for purchase and redeem shares of beneficial interest, no par value per share, of the Funds (the “Shares”) only in aggregations of Shares known as “Creation Units” (currently 50,000 shares) (each a “Creation Unit”) principally in kind;

WHEREAS, The Depository Trust Company, a limited purpose trust company organized under the laws of the State of New York (“DTC”), or its nominee (Cede & Co.), will be the record or registered owner (the “Shareholder”) of all Shares; and

WHEREAS, the Trust, on behalf of the Funds, desires to appoint the Bank as its transfer agent, index receipt agent, dividend disbursing agent, and agent in connection with certain other activities, and the Bank desires to accept such appointment;

NOW, THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.          Terms of Appointment; Duties of the Bank

1.1           Subject to the terms and conditions set forth in this Agreement, the Trust hereby employs and appoints the Bank to act as, and the Bank agrees to act as, its transfer agent for the authorized and issued Shares, as the Trust’s dividend disbursing agent, and as the Trust’s index receipt agent (as such term is defined by the NSCC).

1.2           Pursuant to such appointment, the Bank agrees that it will perform the following services:

(a)          In accordance with the terms and conditions of this Agreement and Participant Agreements prepared by the Trust’s distributor (“Distributor”), a form of which is attached hereto as Exhibit A, the Bank shall:

(i)          Perform and facilitate the performance of purchases and redemption of Creation Units;

(ii)         Prepare and transmit by means of DTC’s book-entry system payments for dividends and distributions on or with respect to the Shares declared by the Trust on behalf of the applicable Fund(s);

(iii)        Maintain the record of the name and address of the Shareholder and the number of Shares issued by the Trust and held by the Shareholder;

(iv)         Record the issuance of authorized Shares of each Fund and maintain a record of the total number of Shares of the Funds which are issued and outstanding. The Bank shall have no obligation, when recording the issuance of Shares, to monitor the issuance of such Shares or to take cognizance of any laws relating to the issue or sale of such Shares, which functions shall be the sole responsibility of the Trust.

(v)          Prepare and transmit to the Trust and the Trust’s administrator and to any applicable securities exchange (as specified to the Bank by the Trust) information with respect to purchases and redemptions of Shares;

(vi)         On days that the Trust may accept orders for purchases or redemptions, calculate and transmit to the Trust, Distributor and the Trust’s administrator the number of outstanding Shares of each Fund;

(vii)        On days that the Trust may accept orders for purchases or redemptions (pursuant to any Participant Agreement), transmit to the Trust, Distributor, Trust’s administrator and DTC the amount of Shares of each Fund purchased or redeemed on such day;

(viii)      Confirm to DTC the number of Shares of each Fund issued to the Shareholder, as DTC may reasonably request;

(ix)         Prepare and deliver other reports, information and documents to DTC as DTC may reasonably request;

(x)          Extend the voting rights to the Shareholder, DTC participants and/or the beneficial owners of Shares in accordance with the policies and procedures of DTC for book-entry only securities;

(xi)         Distribute or maintain, as directed by the Trust, amounts related to purchases and redemptions of Creation Units, dividends and distributions, variation margin on derivative securities and collateral;

(xii)        Maintain those books and records of each Fund specified by the Trust in Schedule A attached hereto;

(xiii)      Prepare a monthly report of all purchases and redemptions of Shares during such month on a gross transaction basis, and identify on a daily basis the net number of Shares either redeemed or purchased on such Business Day and with respect to each Authorized Participant purchasing or redeeming Shares, the amount of Shares purchased or redeemed;

(xiv)        Receive from the Distributor (as defined in the Participant Agreement) or from its agent purchase orders from Authorized Participants (as defined in the Participant Agreement) for Creation Unit aggregations of Shares received in good form and accepted by or on behalf of the Trust by the Distributor, promptly deliver the appropriate documentation thereof and payment to the custodian for the Trust (the “Custodian”), transmit appropriate trade instructions to the National Securities Clearance Corporation (“NSCC”), if applicable, and pursuant to such orders issue the appropriate number of Shares of the applicable Fund and hold such Shares in the account of the Shareholder for each of the respective Funds;

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(xv)         Receive from the Authorized Participants redemption requests, deliver the appropriate documentation thereof to the Custodian, generate and transmit or cause to be generated and transmitted confirmation of receipt of such redemption requests to the Authorized Participants submitting the same; transmit appropriate trade instructions to the NSCC, if applicable, and redeem the appropriate number of Creation Unit aggregations of Shares of the applicable Fund held in the account of the Shareholder; and

(xvi)        Confirm the name, U.S. taxpayer identification number and principal place of business of each Authorized Participant;

(xvii)      Process any request from an Authorized Participant to change its account registration;

(xviii)     The Bank may execute transactions directly with Authorized Participants to the extent necessary or appropriate to enable the Bank to carry out any of the duties set forth in items (i) through (xvi) above.

(xix)        Except as otherwise instructed by the Trust, the Bank shall process all transactions in each Fund in accordance with the policies and procedures mutually agreed upon between the Trust and the Bank with respect to the proper net asset value to be applied to purchases received in good order by the Bank or the Trust or any person or firm designated by the Trust as being authorized on behalf of the Trust before any cut-offs established by the Trust, and such other matters set forth in items (i) through (xvi) above as these policies and procedures are intended to address. The Bank shall as promptly as practicable under the circumstances report to the Trust as known exceptions to the foregoing.

(b)          The Bank may maintain and manage, as agent for the Trust, such accounts as the Bank shall deem necessary for the performance of its duties under this Agreement, including, but not limited to, the processing of Creation Unit purchases and redemptions; and the payment of dividends and distributions. The Bank may maintain such accounts at financial institutions deemed appropriate by the Bank in accordance with applicable law.

(c)          In addition to the services set forth in the above sub-section 1.2(a), the Bank shall: perform the customary services of a transfer agent and dividend disbursing agent including, but not limited to, maintaining the account of the Shareholder, obtaining a list of DTC participants holding interests in the Global Certificate at the request and expense of a Trust, providing proxy materials, shareholder reports and prospectuses to the Shareholder or DTC participants identified as holders of Shares at the request of a Trust, maintaining the items set forth on Schedule A attached hereto, and performing such services identified in each Participant Agreement.

(d)          The following shall be delivered to DTC participants as identified by DTC in accordance with DTC’s procedures for book-entry only securities:

(i)          Annual and semi-annual reports of the Trust;

(ii)         Trust proxies, proxy statements and other proxy soliciting materials;

(iii)        Trust prospectus and amendments and supplements thereto, including stickers; and

(iv)         Other communications as the Trust may from time to time identify as required by law or as the Trust may reasonably request.

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(e)          The Bank shall provide additional services, if any, behalf of the Funds as may be agreed upon in writing by the Trust and the Bank. The provision of such services shall be subject to the terms and conditions of this Agreement or such amended terms and conditions as may be mutually agreed upon.

(f)          The Bank shall keep records relating to the services to be performed hereunder, in the form and manner required by applicable laws, rules, and regulations under the 1940 Act and to the extent required by Section 31 of the 1940 Act and the rules thereunder (the “Rules”), all such books and records shall be the property of the Trust, will be preserved, maintained and made available in accordance with such Section and Rules, and will be surrendered promptly to the Trust on and in accordance with its request.

2.          Fees and Expenses

2.1           The Bank shall receive from the Trust such compensation for the Transfer Agent’s services provided pursuant to this Agreement as may be agreed to from time to time in a written fee schedule approved by the parties. The fees are accrued daily and billed monthly and shall be due and payable upon receipt of the invoice. Upon the termination of this Agreement before the end of any month, the fee for the part of the month before such termination shall be prorated according to the proportion which such part bears to the full monthly period and shall be payable upon the date of termination of this Agreement.

2.2           In addition to the fee paid under Section 2.1 above, the Trust agrees to reimburse the Bank for reasonable out-of-pocket expenses, including but not limited to confirmation production, postage, forms, telephone, microfilm, microfiche, tabulating proxies, records storage, or advances incurred by the Bank for the items set out in the fee schedule or relating to dividend distributions and reports (whereas all expenses related to creations and redemptions of Creation Units of Shares shall be borne by the relevant Authorized Participant in such creations and redemptions). In addition, any other expenses incurred by the Bank at the request or with the consent of the Trust, will be reimbursed by the Trust on behalf of the applicable Fund.

2.3           The Trust agrees to pay all fees and reimbursable expenses within 30 business days following the receipt of the respective billing notice accompanied by supporting documentation, as appropriate. Postage for mailing of dividends, proxies, Trust reports and other mailings to all shareholder accounts shall be advanced to the Bank by the Trust at least seven (7) days prior to the mailing date of such materials.

2.4           The Trust hereby represents and warrants to the Bank that (i) the terms of this Agreement, (ii) the fees and expenses associated with this Agreement, and (iii) any benefits accruing to the Bank or to the adviser to, or sponsor of, the Trust in connection with this Agreement, including, but not limited to, any fee waivers, reimbursements, or payments made, or to be made, by the Bank to such adviser or sponsor or to any affiliate of the Trust relating to this Agreement have been fully disclosed to the Board of Trustees of the Trust and that, if required by applicable law, such Board of Trustees has approved or will approve the terms of this Agreement, and any such fees, expenses, and benefits.

3.          Representations and Warranties of the Bank

The Bank represents and warrants to the Trust that:

It is a banking company duly organized and existing and in good standing under the laws of the State of New York.

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It is duly qualified to carry on its business in the State of New York.

It is empowered under applicable laws and by its Charter and By-Laws to act as transfer agent and dividend disbursing agent and to enter into, and perform its obligations under, this Agreement.

All requisite corporate proceedings have been taken to authorize it to enter into and perform this Agreement.

It has and will continue to have access to the necessary facilities, equipment and personnel to perform its duties and obligations under this Agreement.

4.          Representations and Warranties of the Trust

The Trust represents and warrants to the Bank that:

It is a statutory trust duly organized and existing and in good standing under the laws of Delaware.

It is empowered under applicable laws and by its Trust Instrument and By-Laws to enter into and perform this Agreement.

It is an open-end management investment company registered under the 1940 Act.

A registration statement under the Securities Act of 1933, as amended, on behalf of each of the Funds has or will become effective, and will remain effective, and appropriate state securities law filings have been made and will continue to be made, with respect to all Shares of the Trust being offered for sale.

5.          Anti-Money Laundering

The Bank shall provide the “Anti-Money Laundering Services” described in Schedule B attached hereto subject to the terms and conditions of this Agreement.

6.          Indemnification

6.1           The Bank shall not be responsible for, and the Trust shall indemnify and hold the Bank and its directors, officers, employees and agents (“Bank Indemnitees”) harmless from and against, any and all losses, damages, costs, charges, reasonable counsel fees, payments, expenses and liability (“Losses”) (including, without limitation, Losses incurred by the Bank in a successful defense of any claims by the Trust) which may be sustained or incurred by or which may be asserted against the Bank arising out of or attributable to this Agreement or the Bank’s actions or omissions with respect to this Agreement, or as a result of acting upon any instructions reasonably believed by the Bank to have been duly authorized by the Trust or upon reasonable reliance on information or records given or made by the Trust; except for any Losses for which the Bank has accepted liability pursuant to Article 7 of this Agreement. In no event shall the Trust be liable for special, indirect or consequential damages, regardless of the form of action and even if the same were foreseeable.

6.2           The indemnification provision of Section 6.1 shall apply to actions taken or omissions pursuant to this Agreement or a Participant Agreement.

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7.          Standard of Care, Limitation of Liability

The Bank shall at all times act in good faith and exercise reasonable care and due diligence in its performance of all services performed under this Agreement, but assumes no responsibility and shall not be liable for Losses arising out of or attributable to the Bank’s actions or omissions with respect to this Agreement, unless such Losses are caused by the Bank’s own gross negligence, bad faith, or willful misconduct or that of a Bank Indemnitee, its breach of any representation or warranty, or any encoding or payment processing error, which shall be governed by Section 4-209 of the Uniform Commercial Code. In the event that a claim is asserted against the Trust arising directly out of any action or inaction of the Bank in connection with which the Bank failed to carry out its duties in accordance with its standard of care as set forth herein, the Bank shall indemnify the Trust for any and all such direct losses.. This indemnity shall be a continuing obligation of the Bank, its successors and assigns, notwithstanding the termination of this Agreement. In no event shall the Bank be liable for any special, indirect or consequential damages, regardless of the form of action and even if the same were foreseeable. For purposes of this Agreement, none of the following shall be or be deemed a breach of the Bank’s standard or care:

(a)          The conclusive reliance on or use by the Bank or its agents or subcontractors of information, records, documents or services which (i) are received by the Bank or its agents or subcontractors, and (ii) have been prepared, maintained or performed by the Trust or any other person or firm on behalf of the Trust (except the Bank or any Bank affiliate retained pursuant to Section 8.1(b)) including but not limited to any previous transfer agent or registrar.

(b)          The conclusive reliance on, or the carrying out by the Bank or its agents or subcontractors of, any instructions or requests of the Trust or instructions or requests on behalf of the Trust (except if given by the Bank or any Bank affiliate retained pursuant to Section 8.1(b)).

(c)          The offer or sale of Shares by or for the Trust in violation of any requirement under the federal securities laws or regulations, or the securities laws or regulations of any state that such Shares be registered in such state, or any violation of any stop order or other determination or ruling by any federal agency, or by any state with respect to the offer or sale of Shares in such state.

The indemnification set forth in this Article 7 shall apply to actions or omissions pursuant to this Agreement or a Participant Agreement.

8.          Concerning the Bank

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(a)          The Bank may employ agents or attorneys-in-fact which are not affiliates of the Bank with the prior written consent of the Trust (which consent shall not be unreasonably withheld), and shall not be liable for any loss or expense arising out of, or in connection with, the actions or omissions to act of such agents or attorneys-in-fact, provided that the Bank acted in accordance with its standard of care as set forth hereunder in selecting such agents or attorneys-in-fact and provided further that to the extent such agents or attorneys-in-fact have breached the terms and conditions of any agreement that they may have entered into with the Bank, relating to the provision of services to the Trust, the Bank shall pursue all such claims, and pass along any recovery, on a pro-rata basis to the Trust. Except as otherwise specifically provided herein, no such appointment shall discharge the Bank from its obligations hereunder.

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(b)          The Bank may, without the prior consent of the Trust, enter into subcontracts, agreements and understandings with any Bank affiliate, whenever and on such terms and conditions as it deems necessary or appropriate to perform its services hereunder. No such subcontract, agreement or understanding shall discharge Bank from its obligations hereunder.

8.2           The Bank shall be entitled to conclusively rely upon any written or oral instruction actually received by the Bank and reasonably believed by the Bank to be duly authorized and delivered. The Trust agrees to forward to the Bank written instructions confirming oral instructions by the close of business of the same day that such oral instructions are given to the Bank. The Trust agrees that the fact that such confirming written instructions are not received or that contrary written instructions are received by the Bank shall in no way affect the validity or enforceability of transactions authorized by such oral instructions and effected by the Bank. If the Trust elects to transmit written instructions through an on-line communication system offered by the Bank, Trust’s use thereof shall be subject to the terms and conditions attached hereto as Exhibit B.

8.3            The Bank shall establish and maintain a disaster recovery plan and back-up system satisfying the requirements of all applicable law, rules, and regulations and which is reasonable under the circumstances (the “Disaster Recovery Plan and Back-Up System”). The Bank shall not be responsible or liable for any failure or delay in the performance of its obligations under this Section 8.3 arising out of or caused, directly or indirectly, by circumstances beyond its control which are not a result of its gross negligence or willful misconduct, including without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotage; epidemics; riots; interruption, loss or malfunctions of transportation, computer (hardware or software) or communication services; labor disputes; acts of civil or military authority; governmental actions; or inability to obtain labor, material, equipment or transportation, provided that the Bank has established and is maintaining the Disaster Recovery Plan and Back-Up System, or if not, that such delay or failure would have occurred even if the Bank had established and was maintaining the Disaster Recovery Plan and Back-Up System. Upon the occurrence of any such delay or failure the Bank shall use commercially reasonable best efforts to resume performance as soon as practicable under the circumstances.

8.4           The Bank represents that it and each Bank Affiliate that maintains or has access to non-public personal consumer/customer financial information (“NPPI”): has procedures in place reasonably designed to protect the privacy of NPPI to the extent required by applicable law, rule and regulation. The Bank agrees to notify the Trust as promptly as practicable under the circumstances upon the event of any loss of data, unauthorized access to data, or data security breach involving such information relating to the Trust.

8.5           The Bank shall have no duties or responsibilities whatsoever except such duties and responsibilities as are specifically set forth in this Agreement and the Participant Agreement, and no covenant or obligation shall be implied against the Bank in connection with this Agreement, except as set forth in this Agreement and the Participant Agreement.

8.6           At any time the Bank may apply to an officer of the Trust, but is not obligated to do so, for written instructions with respect to any matter arising in connection with the Bank’s duties and obligations under this Agreement, and the Bank, its agents, and subcontractors shall not be liable for any action taken or omitted to be taken in good faith in accordance with such instructions. Such application by the Bank for instructions from an officer of the Trust may, at the option of the Bank, set forth in writing any action proposed to be taken or omitted to be taken by the Bank with respect to its duties or obligations under this Agreement and the date on and/or after which such action shall be taken, and the Bank shall not be liable for any action taken or omitted to be taken in accordance with a proposal included in any such application on or after the date specified therein unless, prior to taking or omitting to take any such action, the Bank has received written or oral instructions in response to such application specifying the action to be taken or omitted. In connection with the foregoing, the Bank may consult with legal counsel to the Trust or its outside counsel about matters involving the Trust or any Fund, at the Trust’s reasonable expense not to exceed $25,000 for any such consultation, unless expense in excess of such amount is approved by the Trust, and shall be fully protected with respect to anything done or omitted by it in good faith without gross negligence or willful misconduct in the execution of such advice or opinion of such counsel.

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8.7           The Bank, its agents and subcontractors may act upon any paper or document, reasonably believed to be genuine and to have been signed by the proper person or persons, or upon any instruction, information, data, records or documents provided to the Bank or its agents or subcontractors by or on behalf of the Trust by machine readable input, telex, CRT data entry or other similar means authorized by the Trust, and shall not be held to have notice of any change of authority of any person, until receipt of written notice thereof from the Trust.

8.8           The Bank shall retain title to and ownership of any and all databases, computer programs, screen formats, report formats, interactive design techniques, derivative works, inventions, discoveries, patentable or copyrightable matters, concepts, expertise, patents, copyrights, trade secrets, and other related legal rights utilized by the Bank in connection with the services provided by the Bank hereunder. Notwithstanding the foregoing, the parties hereto acknowledge that the Trust shall retain all ownership rights in Trust data residing on the Bank’s electronic system.

8.9           Notwithstanding any provisions of this Agreement to the contrary, the Bank shall be under no duty or obligation to inquire into, and shall not be liable for:

(a)          The legality of the issue, sale or transfer of any Shares, the sufficiency of the amount to be received in connection therewith, or the authority of the Trust to request such issuance, sale or transfer;

(b)          The legality of the purchase of any Shares, the sufficiency of the amount to be paid in connection therewith, or the authority of the Trust to request such purchase;

(c)          The legality of the declaration of any dividend by the Trust, or the legality of the issue of any Shares in payment of any stock dividend; or

(d)          The legality of any recapitalization or readjustment of the Shares.

8.10         In conjunction with Trust’s accountants, Bank shall file such appropriate information returns concerning the payment and composition of dividends and capital gain distributions and tax withholding with the proper Federal, State and local authorities as are required by law to be filed by the Trust and shall withhold such sums as are required to be withheld by applicable law.

8.11         Bank shall provide information or reports to the Trust or the Trust’s Chief Compliance Officer as may be reasonably requested.

9.          Providing of Documents by the Trust and Transfers of Shares

9.1           The Trust shall promptly furnish to the Bank a copy of its Trust Instrument and all amendments thereto.

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9.2           In the event that DTC ceases to be the Shareholder, the Bank shall re-register the Shares in the name of the successor to DTC as Shareholder upon receipt by the Bank of such documentation and assurances as it may reasonably require.

9.3           The Bank shall have no responsibility whatsoever with respect to:

(a)           any beneficial interest in any of the Shares owned by the Shareholder;

(b)          the authorization of a Fund to issue additional Shares of the Fund; or

(c)          obtaining an order or consent of each governmental or regulatory authority required by law as a prerequisite to the issuance of Shares.

9.4           Prior to the issuance of any Shares, the Trust shall file with the Securities and Exchange Commission an opinion of counsel for the Trust with respect to the validity of the Shares to be issued pursuant to its registration statement.

9.5           In case of any requests or demands for the inspection of the records of the Trust maintained by the Bank, the Bank will promptly employ reasonable commercial efforts to notify the Trust and secure instructions from an authorized officer of the Trust as to such inspection. The Bank reserves the right, however, to exhibit the requested records to any person whenever it is advised by its counsel that it may be held liable for the failure to exhibit the Shareholder records to such person.

10.         Confidentiality.

Each party shall keep confidential any information relating to the other party’s business (“Confidential Information”). Confidential Information shall include (a) any data or information that is competitively sensitive material, and not generally known to the public, including, but not limited to, information about product plans, marketing strategies, finances, operations, customer relationships, customer profiles, customer lists, sales estimates, business plans, and internal performance results relating to the past, present or future business activities of a Trust or the Bank and their respective subsidiaries and affiliated companies; (b) any scientific or technical information, design, process, procedure, formula, or improvement that is commercially valuable and secret in the sense that its confidentiality affords a Trust or the Bank a competitive advantage over its competitors; (c) all confidential or proprietary concepts, documentation, reports, data, specifications, computer software, source code, object code, flow charts, databases, inventions, know-how, and trade secrets, whether or not patentable or copyrightable; and (d) anything designated as confidential. Notwithstanding the foregoing, information shall not be Confidential Information and shall not be subject to such confidentiality obligations if it: (a) is already known to the receiving party at the time it is obtained; (b) is or becomes publicly known or available through no wrongful act of the receiving party; (c) is rightfully received from a third party who, to the best of the receiving party’s knowledge, is not under a duty of confidentiality; (d) is released by the protected party to a third party without restriction; (e) is requested or required to be disclosed by the receiving party pursuant to a court order, subpoena, governmental or regulatory agency request or law; (f) is Trust information provided by the Bank in connection with an independent third party compliance or other review; (g) is necessary or desirable for the Bank to release such information in connection with the provision of services under this Agreement; or (h) has been or is independently developed or obtained by the receiving party. Pursuant to item (e) in this Article 10, in the event that the receiving party is requested (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any information which would be Confidential Information of the disclosing party except for said item (e), the receiving party will provide the disclosing party with prompt notice of such request(s), if not prohibited, so that the disclosing party may seek an appropriate protective order or other appropriate remedy. In the event that such protective order or other remedy is not obtained, the receiving party may furnish that portion (and only that portion) of such information which it is legally required to disclose, and will exercise its reasonable efforts to obtain reliable assurance that confidential treatment will be afforded any information so furnished to the extent such confidential treatment is requested by the disclosing party. The provisions of this Article 10 shall survive termination of this Agreement.

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11.         Termination of Agreement

11.1         The term of this Agreement shall be three years commencing upon the date hereof (the “Initial Term”) and shall automatically renew for additional one-year terms (each a “Subsequent Term”) unless either party provides written notice of termination at least ninety (90) days prior to the end of the Initial Term or any Subsequent Term or, unless earlier terminated as provided below:

(a)          Either party hereto may terminate this Agreement prior to the expiration of the Initial Term in the event the other party breaches any material provision of this Agreement, including, without limitation in the case of the Trust, its obligations under Section 2.1, provided that the non-breaching party gives written notice of such breach to the breaching party and the breaching party does not cure such violation within thirty (30) days of receipt of such notice. In all cases, termination by the non-defaulting party shall not constitute a waiver by the non-defaulting party of any other rights it might have under this Agreement or otherwise against the defaulting party.

(b)          The Trust may terminate this Agreement prior to the expiration of the Initial Term upon at least ninety (90) days’ prior written notice in the event that the Board of that Trust votes to liquidate the Trust and terminate its registration with the Securities and Exchange Commission.

(c)          Notwithstanding any other provision of this Agreement, either party hereto may terminate this Agreement immediately by sending notice thereof to the other party upon the happening of any of the following: (i) a party commences as debtor any case or proceeding under any bankruptcy, insolvency or similar law, or there is commenced against such party any such case or proceeding; (ii) a party commences as debtor any case or proceeding seeking the appointment of a receiver, conservator, trustee, custodian or similar official for such party or any substantial part of its property or there is commenced against the party any such case or proceeding; (iii) a party makes a general assignment for the benefit of creditors; or (iv) a party states in any medium, written, electronic or otherwise, any public communication or in any other public manner its inability to pay debts as they come due. Either party hereto may exercise its termination right under this Section 11.1(c) at any time after the occurrence of any of the foregoing events notwithstanding that such event may cease to be continuing prior to such exercise, and any delay in exercising this right shall not be construed as a waiver or other extinguishment of that right.

11.2         Should the Trust exercise its right to terminate, all out-of-pocket expenses associated with the movement of records and material will be borne by the Trust.

11.3         The terms of Article 2 (with respect to fees and expenses incurred prior to termination), Article 6 and Article 7 shall survive any termination of this Agreement.

12.         Additional Funds

In the event that the Trust establishes one or more additional series of the Trust with respect to which it desires to have the Bank render services as transfer agent under the terms hereof, it shall so notify the Bank in writing, and if the Bank agrees in writing to provide such services, such additional issuance shall become Funds hereunder.

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13.         Assignment

13.1         Neither this Agreement nor any rights or obligations hereunder may be assigned by either party without the written consent of the other party; provided, however, either party may assign this Agreement to a party controlling, controlled by or under common control with it with notice to the other party.

13.2         This Agreement shall inure to the benefit of and be binding upon the parties and their respective permitted successors and assigns.

14.         Severability and Beneficiaries

14.1         In case any provision in or obligation under this Agreement shall be invalid, illegal or unenforceable in any jurisdiction, the validity, the legality and enforceability of the remaining provisions shall not in any way be affected thereby provided that the obligation of the Trust to pay is conditioned upon provision of services.

14.2 This Agreement is solely for the benefit of the Bank and the Trust, and none of any Participant (as defined in the Participant Agreement), the Distributor, any Shareholder or beneficial owner of any Shares shall be or be deemed a third party beneficiary of this Agreement.

15.         Amendment

This Agreement may be amended or modified by a written agreement executed by both parties.

16.         New York Law to Apply

This Agreement shall be construed in accordance with the substantive laws of the State of New York, without regard to conflicts of laws principles thereof. Each party hereby consents to the jurisdiction of a state or federal court situated in New York City, New York in connection with any dispute arising hereunder. Each party hereby irrevocably waives, to the fullest extent permitted by applicable law, any objection which it may now or hereafter have to the laying of venue of any such proceeding brought in such a court and any claim that such proceeding brought in such a court has been brought in an inconvenient forum. Each party hereby irrevocably waives any and all rights to trial by jury in any legal proceeding arising out of or relating to this Agreement.

17.         Merger of Agreement

This Agreement constitutes the entire agreement between the parties hereto and supersedes any prior agreement with respect to the subject matter hereof whether oral or written.

18.         Limitations of Liability of the Trustees and Shareholders

It is expressly acknowledged and agreed that the obligations of the Trust hereunder shall not be binding upon any of the shareholders, Trustees, officers, employees or agents of the Trust, personally, but shall bind only the trust property of the Trust, as provided in its Trust Instrument. The execution and delivery of this Agreement have been authorized by the Trustees of the Trust and signed by an officer of the Trust, acting as such, and neither such authorization by such Trustees nor such execution and delivery by such officer shall be deemed to have been made by any of them individually or to impose any liability on any of them personally, but shall bind only the trust property of the Trust as provided in its Trust Instrument.

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19.         Trust Right of Access

The Bank shall, upon the Trust’s request, provide the Trust with a summary of the results of its latest SSAE-16 or equivalent control audit prepared by the Bank’s external auditors. In addition and no more than annually, Bank will participate in the Trust’s reasonable information security questionnaire processes. Upon reasonable request, the Bank will arrange for its relevant subject matter experts to meet with the relevant subject matter experts of the Trust once annually to review the Bank’s security controls and any deficiencies identified in the SSAE-16 audit report. The Trust may view the Bank’s security-related policies and procedures, however, no documentation may be copied, shared, transmitted or removed from Bank premises, except as mutually agreed. The parties shall mutually agree upon a convenient time and place for such meeting. Not more than once each year, and subject to the Bank’s reasonable security requirements and availability of personnel, the Bank will at the Trust’s request arrange a tour of the Bank’s data processing facilities for the Trust’s subject matter experts. The Trust shall not disclose such documentation or information to any third party or use it for any purpose other than evaluating the Bank’s security controls, except that the Trust may disclose the Bank’s SSAE-16 summary to the Trust’s Board of Trustees and independent auditors provided that such independent auditors are required to maintain the confidentiality of the summary and any related information. The Trust shall reimburse BNY Mellon for any costs and expenses incurred in connection with any review of BNY Mellon’s security controls.

20.         Notices

All notices and other communications as required or permitted hereunder shall be in writing and sent by first class mail, postage prepaid, addressed as follows or to such other address or addresses of which the respective party shall have notified the other.

If to the Bank:

The Bank of New York Mellon

2 Hanson Place

Brooklyn, NY 11217

Attention: ETF Operations

with a copy to:

The Bank of New York Mellon

One Wall Street

New York, New York 10286

Attention: Legal Dept. – Asset Servicing

If to the Trust:

TrimTabs ETF Trust

3 Harbor Way
Suite 112
Sausalito, CA 94965

Attention: Charles Biderman

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with a copy to:

K&L Gates LLP

1600 Street, NW

Washington, DC 10006

Attention: Stacy Fuller, Esq.

21.         Information Sharing

The Bank of New York Mellon Corporation is a global financial organization that provides services to clients through its affiliates and subsidiaries in multiple jurisdictions (the “BNY Mellon Group”). The BNY Mellon Group may centralize functions including audit, accounting, risk, legal, compliance, sales, administration, product communication, relationship management, storage, compilation and analysis of customer-related data, and other functions (the “Centralized Functions”) in one or more affiliates and subsidiaries and third-party service providers. Solely in connection with the Centralized Functions, (i) the Trust consents to the disclosure of and authorizes the Bank to disclose information regarding the Trust (“Customer-Related Data”) to the BNY Mellon Group and to its third-party service providers who are subject to confidentiality obligations with respect to such information and (ii) the Bank may store the names and business contact information of the Trust’s employees and representatives on the systems or in the records of the BNY Mellon Group or its service providers. The BNY Mellon Group may aggregate Customer-Related Data with other data collected and/or calculated by the BNY Mellon Group, and notwithstanding anything in this Agreement to the contrary the BNY Mellon Group will own all such aggregated data (but not the Customer-Related Data independently), provided that the BNY Mellon Group shall not distribute the aggregated data in a format that identifies Customer-Related Data with a particular customer. The Trust confirms that it is authorized to consent to the foregoing.

22.         Counterparts

This Agreement may be executed by the parties hereto in any number of counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.

[Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in their names and on their behalf by and through their duly authorized officers, as of the date first above written.

TrimTabs ETF Trust

By:
Name: Charles Biderman
Title: President

THE BANK OF NEW YORK MELLON

By:
Name:
Title:
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APPENDIX A

Funds

TrimTabs U.S. Free-Cash-Flow ETF

TrimTabs International Free-Cash-Flow ETF

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SCHEDULE A

Books And Records To Be Maintained By The Bank

Source Documents requesting Creations and Redemptions

Correspondence/AP Inquiries

Reconciliations, bank statements, copies of canceled checks, cash proofs

Daily/Monthly reconciliation of outstanding Shares between each Fund and DTC

Dividend Records

Year-end Statements and Tax Forms

SCHEDULE B

Anti-Money Laundering Services

As part of the nightly processing cycle, the Bank performs Office of Foreign Assets Control (“OFAC”) screening processes against broker names maintained on a master file. As it is the policy of the Bank to be in compliance with all applicable global economic sanctions laws and regulations in all jurisdictions where it conducts business, the Bank monitors account activity and transactions for U.S. sanctions purposes against the OFAC list. All transactions involving the movement of large sums, or other indicators of possible money laundering must be reviewed. To the extent that employees become aware of or are advised of suspicious transactions or activity through direct observation, receipt and review of periodic transaction reports, on-line inquiries, customer requests or through notification by any other business or support unit, such information may be reviewed by Division Management, Legal, Compliance, Risk, etc. In the event that a material compliance infraction impacts the Trust, the Bank will notify the designated Trust officer accordingly.

The Bank compliance program includes, internal written policies and procedures both companywide and business specific, a designated Global Sanctions Compliance Officer, risk assessment and controls, including automated scan/name recognition software programs that monitor account activity and transactions for U.S. sanctions purposes against the OFAC list of Specially Designated Nationals and Blocked Persons, as well as internal training and an audit program.

EXHIBIT A

Form of Authorized Participant Agreement

EXHIBIT B

See Appendix I—Electronic Services Terms and Conditions attached to the Custody Agreement, dated as of November 1, 2014, between TrimTabs ETF Trust and The Bank of New York Mellon.